UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.
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USA Technologies, Inc. issued the following press release on June 8, 2012:

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Veronica Rosa	Joe Crivelli
VP, Corp. Comm. and Investor Relations	Senior Vice President
USA Technologies	Gregory FCA
484-359-2138	610-228-2100
vrosa@usatech.com	joec@gregcomm.com

USA TECHNOLOGIES ISSUES LETTER TO SHAREHOLDERS

USAT Leadership Delivering on Business Plan and Shareholder Commitments
Forecasts Positive Net Income for Quarter Ended December 31, 2012

Malvern, PA – June 8, 2012 – USA Technologies (NASDAQ: USAT) issued the following letter to shareholders today:

To Our Shareholders:

I am writing you today to provide a mid-term report on USAT’s progress against the commitments set forth in my letter to you dated January 17, 2012.

In that letter, I communicated that my top priorities were to drive USAT to profitability, improve corporate governance, provide improved shareholder visibility regarding our progress, and deliver increased customer and shareholder value. To that end, I also expressed our intent to swiftly implement actions that would continue to strengthen our revenue, connections and transaction processing advances in order to leverage the many opportunities we have to drive USAT to growth and prosperity.  We believe we are delivering.

Profitability

Our primary goal was to assertively set USAT on a path to profitability.  One of the first indicators we said you would see on our path to profitability would be sustainable positive adjusted EBITDA.

In getting there, we reviewed every area of our business to ensure that we were properly oriented to achieve this goal.  We took a balanced approach that was intended to reduce expenses and accelerate our path to profitability while also enabling USAT to remain positioned for long-term growth and competitiveness.

•	We implemented cost and expense savings wherever possible for maximum leverage and value.
•	We enhanced revenue generation.
•
At the same time, we carefully scrutinized operating efficiencies and expenses, re-examined our business model, and either negotiated new agreements or renegotiated existing contracts to drive improved margins.

•	In all, as stated on our May 2 earnings call, we have implemented a dozen separate actions aimed at driving $2 million in annual efficiencies.

I am very pleased to announce that our plan is clearly working.

•
For the quarter ended March 31, 2012, we posted record quarterly revenue of $7.5 million, increased gross margins on license and transaction fees to 37% from the preceding three-quarter average of 31% and achieved positive Adjusted EBITDA of $336,000.

•
For the quarter ending June 30, 2012, we have indicated that we believe Adjusted EBITDA for this quarter will be in excess of the March 31 results, excluding significant expenses expected to result from the proxy contest.

AND MOST IMPORTANTLY,

•
Based upon our improved performance and visibility as a result of our efforts to increase recurring service revenues, reduce expenses and enhance gross and operating margins, we believe we are now that much closer to achieving GAAP net income.  In fact, we expect USAT will achieve quarterly net income for the quarter ending December 31, 2012.  (See financial assumptions noted below.)

This is a huge accomplishment.  I am personally excited that we expect to achieve this net income goal as I complete my first year as CEO, and I believe you can look at this rapid progress as an indication of how we will continue to push forward on USAT’s key opportunities. This achievement will be made possible by the hard work and dedication of every single one of our employees and the combined sense of accountability we all share in delivering this commitment to shareholders.

This is a new USAT that is focused on performance, accountability and bottom line results. Every employee of USAT knows that we have a new spirit and a new intensity up and down the business.  We are working hard and we are delivering.

Corporate Governance

We said that we would manage USAT in accordance with the highest standards of corporate governance to ensure that your board of directors and our management team are held accountable for USAT’s performance.  We have delivered on this commitment as well:

•
Our board of directors has taken a proactive approach to corporate governance. In November 2011, the independent directors unanimously named Steven D. Barnhart as lead independent director, in accordance with current corporate governance best practices.

•	The USAT board slate you are currently voting on as a shareholder will result in five new independent directors named to the USA Technologies board since the beginning of 2012.

•
The USAT Board of Directors slate consists of 9 directors, 8 of whom are independent as defined by NASDAQ regulations.  In addition the board brings both a wealth of experience and depth of industry knowledge that is relevant to USAT’s strategy and operations. Board members have wide and diverse backgrounds in a range of disciplines and functional areas including the payment industry, high-volume transaction processing, wireless, global sales and marketing, emerging markets and finance.

Shareholder Visibility

We promised to communicate our results and progress to you in a way that is transparent, open and consistent.

•
We instituted the use of regularly scheduled earnings conference calls and have held calls after both the December 31, 2011 quarter and the March 31, 2012 quarters. We intend to continue holding quarterly earnings conference calls to provide shareholders with a forum in which to hear management’s perspective on operations and ask questions.

•
We have established a dedicated in-house investor relations function to enhance our IR program to embrace best practices for public companies, with the overall goal to do all we possibly can to keep our shareholders informed and increase USAT’s visibility on Wall Street.

Customer Focus

The foundation upon which we believe our team can achieve USAT’s goals is one of total focus on the needs of our customers. It all starts and ends with them. If we consistently deliver superior products and services which generate positive results to customers, USAT will continue to grow, and be a leader in the markets we serve.  We said we would challenge ourselves to continually improve our products and services and to pursue new opportunities to deliver maximum customer value—and we are delivering.

•
We operationalized our partnership with Verizon to bring our service to their customers through their national “M2M” sales force.  This partnership expands our sales footprint, marketing reach and gives us access to leading edge wireless technologies to improve and expand our ePort Connect service.

•
We upgraded our ePort Connect service platform to enable greater scalability, to meet the demand of an increasing base of connections, to improve the USALive® customer interface, improve transaction times and to support new, expanded service offerings and M2M applications.

•	We successfully implemented a new offering on the ePort Connect service, our Two-Tier Pricing Program, to help increase profit margins for customers and to generate additional revenues for USAT.

•
USAT also introduced additional ePort Connect services at NAMA including a prepaid and loyalty program, interactive media technology and a mobile merchant application. The first of these services to roll out in commercial field trials is prepaid and loyalty, which we intend to launch with several key customers during the next quarter.

As we move forward from here, I want to assure you of our unwavering commitment to our customers and shareholders.  While we are pleased to have USAT approximately two quarters away from achieving net income, we are currently taking actions aimed at accelerating growth, strengthening our market leadership position and ensuring long-term competitiveness.   The entire USAT team is energized, focused, aligned with shareholders and marching towards our strategic goals.  We look forward to sharing more with you in the coming weeks and months.

We are listening, we are changing and we are committed to enhancing our value to our shareholders and the customers who have come to depend on the services we provide.

I thank each and every one of you for your support.  If you have already voted your WHITE proxy card, we thank you for your vote and there is no further action required on your part.  If you have not yet voted, on behalf of the USAT Board of Directors I ask for your support by voting your WHITE proxy card in order to continue and build upon our positive momentum.

We look forward to continuing our dialogue.  Best regards to you and your family,

Stephen P. Herbert
Chairman and Chief Executive Officer

Financial Assumptions Related to December 31, 2012 Net Income Expectation

1.
Fair value of warrant liability:  Assumes no increase in the fair value of USAT’s warrant liabilities at December 31, 2012 compared to the fair value of the warrant liabilities at September 31, 2012. Changes in fair value of USAT’s warrant liabilities create a non-cash expense and/or income in the Consolidated Statement of Operations.

2.
Connections: Assumes USAT is able to maintain its existing level of connections, which were approximately 155,000 as last reported by USAT and that USAT adds new connections at a minimum level of approximately 8,000 per quarter.

3.	Margins and Expenses: Assumes USAT maintains or slightly improves gross margin percent and maintains the approximate same level of SG&A expenses as the March 31, 2012 quarter.

4.
Regulated debit interchange rates; Assumes (1) USAT renews its existing agreement with Visa expiring in October 2012 or (2) regulated debit interchange rates promulgated by Visa and MasterCard return to rates that existed prior to the Durbin Amendment or (3) in the event 1 or 2 do not occur, USAT is successful in implementing its Two-Tier Pricing Program with customers so any increased interchange rates can be passed through by them to end users.

5.
Proxy contest: Assumes there is no negative impact on customer retention, existing connections, rate of new connections to the ePort Connect service, or costs or charges associated with the proxy contest incurred or accrued during the December 31, 2012 quarter.

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries.  USAT has been granted 79 patents and has agreements with Verizon, Visa, Compass, Crane and others. Visit our website at www.usatech.com.

Non-GAAP Financial Measures: Adjusted EBITDA

Reconciliation of GAAP Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Three months ended
March 31, 2012
Net loss	$(538,618)
Less interest income	(14,029)
Plus interest expense	10,520
Plus income tax expense	--
Plus depreciation expense	631,330
Plus amortization expense	258,600
Less change in fair value of warrant liabilities	(95,074)
Plus stock-based compensation	83,300
Adjusted, EBITDA	$336,029

This document includes the following financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: Adjusted EBITDA.  See "Reconciliation of GAAP Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization Expense (Adjusted EBITDA)" table above for further information regarding this non-GAAP financial measure.

As used herein, Adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, and change in fair value of warrant liabilities and stock-based compensation expense. We have excluded the non-operating item, change in fair value of warrant liabilities, because it represents a non-cash charge that is not related to USAT’s operations.  We have excluded the non-cash expenses, stock-based compensation, as it does not reflect the cash-based operations of USAT.  Adjusted EBITDA is a non-GAAP financial measure which is not required by or defined under GAAP (Generally Accepted Accounting Principles).  The presentation of this financial measure is not intended to be considered in isolation or as a substitute for the financial measures prepared and presented in accordance with GAAP, including the net income or net loss of USAT or net cash used in operating activities.  Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with USAT’s net income or net loss as determined in accordance with GAAP, and are not a substitute for or a measure of USAT’s profitability or net earnings.  Adjusted EBITDA is presented because we believe it is useful to investors as a measure of comparative operating performance and liquidity, and because it is less susceptible to variances in actual performance resulting from depreciation and amortization and non-cash charges for changes in fair value of warrant liabilities and stock-based compensation expense.

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  All statements other than statements of historical fact included in this document, including without limitation the financial position, anticipated connections to our network, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this document, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USAT or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of USAT's management, as well as assumptions made by and information currently available to USAT's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; the potential costs and management distractions attendant to Mr. Tirpak’s purported nomination of himself and six other candidates as director nominees at the 2012 annual meeting of shareholders; the outcome of the proxy contest and related litigation; whether the actions of our former CEO which resulted in his separation from USAT or the Securities and Exchange Commission’s investigation would have a material adverse effect on the future financial results or condition of USAT; the ability of USAT to compete with its competitors to obtain market share; the ability of USAT to obtain widespread commercial acceptance of it products; and whether USAT's existing or anticipated customers purchase ePort devices in the future at levels currently anticipated by USAT. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

If you have any questions, require assistance with voting your
 WHITE proxy card, or need additional copies of
USAT’s  proxy materials, please contact:

105 Madison Avenue
New York, NY 10016
USAT@mackenziepartners.com
(212) 929-5500 (Call Collect)
 (800) 322-2885 (Toll Free)
Your vote is important, no matter how many or how few shares you own!

To vote via telephone or internet simply follow the instructions printed on the enclosed WHITE proxy card. You may vote by mail by using the enclosed postage paid envelope. We encourage you to disregard and not return any gold proxy cards that you receive from the
SAVE Committee even as a vote of protest against Mr. Tirpak.

If you hold shares in “street name”, use the enclosed WHITE instruction card to tell your bank or broker to vote for our nominees.